Exhibit 10.2

AMENDMENT NO. 2 TO
AMENDED AND RESTATED GAS PROCESSING AGREEMENT

This Amendment No. 2 (this “Amendment”), dated as of August 5, 2015, to that certain Amended and Restated Gas Processing Agreement, dated as of April 14, 2015, as amended by that certain Amendment No. 1 to Amended and Restated Gas Processing Agreement, dated as of May 20, 2015 (as so amended, the “Agreement”), is entered into by and among PennTex North Louisiana, LLC, a Delaware limited liability company (“Processor”), and MRD Operating LLC, a Delaware limited liability company (“Customer”).  Processor and Customer are each referred to herein as a “Party,” and collectively as, the “Parties.”  Defined terms used but not defined herein have the meaning given to them in the Agreement.

WHEREAS, Processor has agreed to provide certain processing services for Customer, and Customer has agreed to deliver Gas and/or make certain payments to Processor, pursuant to the Agreement; and

WHEREAS, the Parties desire to amend the Agreement in accordance with Section 19.20 thereof as set forth herein to facilitate the processing of Customer Gas in the Initial Quarterly Period, Second Quarterly Period and Third Quarterly Period (each as defined below).

NOW THEREFORE, in consideration of the premises of this Amendment and the agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the Parties hereby agree as follows:

1.Definitions. Article I of the Agreement is hereby amended by adding thereto in alphabetical order or amending and restating each of the following definitions, which shall read in full as follows:

“Gross Heating Value” shall mean the number of Btus produced by the complete combustion in air, at constant pressure of one (1) cubic foot of Gas, at a base temperature of sixty degrees Fahrenheit (60°F) and at a reference pressure base equal to 14.73 psia, with air of the temperature and pressure of the Gas, after the products of combustion are cooled to the initial temperature of the Gas, and after the air and water formed by the combustion is condensed to the liquid state.  The gross heating value of the Gas shall be corrected for water vapor under testing conditions to the actual water vapor content of the Gas being delivered; provided, however, if the actual water vapor content is seven (7) pounds per 1,000,000 standard cubic feet of Gas or less, the Gas shall be deemed “dry” and no water vapor correction shall be made.

“Initial Quarter Deficiency Payment” shall have the meaning given to such term in Section 9.4.

“Initial Quarterly Period” shall mean the period commencing at 9:00 a.m., Central Clock Time on June 1, 2015 and ending at 9:00 a.m., Central Clock Time on July 1, 2015.

“MMcf” shall mean one million (1,000,000) cubic feet at a pressure of 14.73 psia and a temperature of sixty degrees Fahrenheit (60°F).

“Second Quarter Forecast Volume” shall mean with respect to the Second Quarterly Period, the quantity of Gas (in MMBtu) equal to the cumulative sum of 161,000 MMBtu per Day for all Days during the Second Quarterly Period.

“Second Quarterly Period” shall mean the period commencing at 9:00 a.m., Central Clock Time on July 1, 2015 and ending at 9:00 a.m., Central Clock Time on October 1, 2015.

“Thermal Content” shall mean (i) with respect to Gas, the product of a volume of Gas and the Gross Heating Value of such Gas, adjusted to a same pressure base of 14.73 psia, as expressed in MMBtus, and (ii) with respect to a given Plant Product, the product of a volume of such Plant Product and the Gross Heating Value of such Plant Product.

“Third Quarterly Period” shall mean the period commencing at 9:00 a.m., Central Clock Time on October 1, 2015 and ending at 9:00 a.m., Central Clock Time on January 1, 2016.

2.Measurement Factors

3..  Section 6.3(a) of the Agreement is hereby amended and restated as follows:

(a)The unit of volume shall be one (1) cubic foot of Gas at a base temperature of sixty degrees Fahrenheit (60°F) and at a base pressure of fourteen and seventy-three hundredths (14.73) pounds per square inch absolute.  The atmospheric pressure shall be assumed to be a constant, determined by elevation and specific site location, regardless of the variations of such atmospheric pressure from time to time.

3.Calculation of Shrinkage

4..  Section 8.2 of the Agreement is hereby amended and restated as follows:

8.2Calculation of Shrinkage

5..  Customer’s share of Shrinkage shall be calculated by Processor each Month, for each Plant, by multiplying (i) the number of Gallons of each produced component of the mixed stream of Plant Products as determined and allocated to Customer Gas pursuant to the terms of this Agreement, by (ii) the Btu equivalent of each such component as set forth in the GPA Technical Standards Publication No. 2145-03, as revised from time to time, and as adjusted to sixty degrees Fahrenheit (60°F) and 14.73 psia pressure base, with the aggregate Btus of all such components constituting Customer’s share of Shrinkage hereunder.

4.Deficiency Payments. Section 9.4 of the Agreement is hereby amended and restated as follows:

9.4Deficiency Payments. If a Quarterly Deficiency Quantity (as defined below) exists as of the end of any Quarterly Period, then Customer shall pay to Processor an amount equal to the product of (i) the Quarterly Deficiency Quantity for such Quarterly Period multiplied by (ii) the Applicable Firm Rate per MMBtu that would have been paid hereunder with respect to such Quarterly Deficiency Quantity had such Quarterly Deficiency Quantity been processed hereunder (such product being the “Deficiency Payment”). “Quarterly Deficiency Quantity” means the amount (in MMBtu), if any, determined as of the end of each Quarterly Period, by which (a) the Aggregate Gas Commitment as of the end of such Quarterly Period exceeds (b) the sum of (x) the total cumulative quantity (in MMBtu) of Customer Gas delivered at the Point of Delivery during the MQ Period as of the end of such Quarterly Period, plus (y) the total cumulative quantity (in MMBtu) of Customer Gas on which Customer has paid to Processor a Deficiency Payment under this Agreement as of the end of the preceding Quarterly Period, plus (z) the total cumulative Plant Interruption Credit Quantity (in MMBtu) as of the end of such Quarterly Period. Except as may otherwise be provided herein, any such Deficiency Payments made by Customer shall be treated by Processor as a prepayment of the Processing Fee for Customer Gas that may be delivered by Customer after the date on which Customer has delivered the Total Gas Commitment and shall be credited by Processor to the payment of the Processing Fee that otherwise would be payable hereunder for such quantities of Customer Gas delivered during the Primary Term until such prepaid fees have been exhausted; provided, however, that if a Deficiency Payment with respect to the Initial Quarterly Period is made by Customer (the “Initial Quarter Deficiency Payment”) and Customer delivers (i) Customer Gas during the Second Quarterly Period that exceeds the Second Quarter Forecast Volume or (ii) Customer Gas during the Third Quarterly Period that exceeds the MDQ in effect for the Third Quarterly Period, then the Quarterly Deficiency Quantity corresponding to such Initial Quarter Deficiency Payment shall be credited by Processor to the quantity of Customer Gas delivered in excess of the Second Quarter Forecast Volume during the last Month in the Second Quarterly Period or to the quantity of Customer Gas delivered in excess of the MDQ in effect for the Third Quarterly Period during the last Month of the Third Quarterly Period, as applicable. Notwithstanding anything in this Agreement to the contrary, (i) if and to the extent that the Quarterly Deficiency Quantity corresponding to such Initial Quarter Deficiency Payment is so credited for deliveries of Customer Gas in the Second Quarterly Period or the Third Quarterly Period, as applicable, then the Initial Quarter Deficiency Payment, and the corresponding Quarterly Deficiency Quantity, shall not be taken into account when determining the amount of prepayment and credit to which Customer is entitled pursuant to the preceding sentence or in the determination of the total cumulative quantity (in MMBtu) of Customer Gas specified in clause (y) above, and (ii) if and to the extent that the Quarterly Deficiency Quantity corresponding to such Initial Quarterly Deficiency Payment is not so credited for deliveries of Customer Gas in the Second Quarterly Period or the Third Quarterly Period, as applicable, such Quarterly Deficiency Quantity shall immediately expire, shall not be available for future use by Customer and shall not be taken into account when determining the amount of prepayment and credit to which Customer is entitled pursuant to the preceding sentence or in the determination of the total cumulative quantity (in MMBtu) of Customer Gas specified in clause (y) above.  Any Deficiency Payments due by Customer hereunder shall be paid by Processor as provided in Article XII.

5.Governing Law.  This Amendment shall be governed, interpreted and construed in accordance with the laws of the State of Texas without regard to the conflicts of laws provisions thereof.

6.Counterpart Execution.  This Amendment may be executed in any number of counterparts, each of which shall be considered an original, and all of which shall be considered one and the same instrument. Any signature delivered by a Party by facsimile transmission or electronically shall be deemed an original signature.

7.Integration with Agreement.  This Amendment shall be and hereby is incorporated into and forms a part of the Agreement.  Except as expressly provided herein, all terms and conditions of the Agreement shall remain in full force and effect.

[signature page follows]

IN WITNESS WHEREOF, each of the Parties has duly executed this Amendment as of the date first written above.

MRD Operating LLC

By:	Memorial Resource Development Corp., its sole member

By:	/s/ Kyle N. Roane
Name:	Kyle N. Roane
Title:	Senior Vice President

PennTex North Louisiana, LLC

By:	/s/ Robert O. Bond
Name:	Robert O. Bond
Title:	Chief Operating Officer

[Signature Page to Amendment No. 2 to Amended and Restated Gas Processing Agreement]